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                                                                      EXHIBIT 99

For Immediate Release                 Contact:  Kathleen Bruegenhemke
                                      Senior Vice President, Investor Relations
                                      TEL: 573.761.6100   FAX: 573.761.6272

                       EXCHANGE NATIONAL BANCSHARES, INC.
                     OF JEFFERSON CITY, MISSOURI, ANNOUNCES
                      LEE'S SUMMIT DE NOVO BRANCH EXPANSION


                  JEFFERSON CITY, MO, February 11, 2004 -- Today, Exchange National Bancshares, Inc. (NASDAQ: EXJF) announced the filing of a de novo branch application for Lee's Summit, MO. This latest addition will increase Exchange National Bancshares' total branch network to 19 locations.

James E. Smith, Chairman & CEO of Exchange National Bancshares announced that Citizens Union State Bank & Trust, a subsidiary of Exchange National Bancshares, reached an agreement with Gale Communities to establish a full service branch facility in the Historic New Longview Development in Lee's Summit. "We are excited about this unique opportunity and our partnership with Gale Communities," says James E. Smith, "This is an ideal location for our first facility in the Kansas City Metropolitan area. We already have a solid customer base in the Kansas City area. This will allow us to better serve those customers and to serve the growing Lee's Summit market." The bank has filed an application with state and federal regulators for the new branch location and plans to open a temporary facility early spring.

Regarding future expansion, Mr. Smith added, "Exchange National Bancshares expects to continue its growth and de novo branching strategy in 2004. While plans for new locations may be subject to change as a result of fluctuations in economic conditions, financial performance and competition, management is pursuing entrance into additional market areas in 2004. The opening of any new location is subject to availability of suitable sites, hiring qualified personnel, obtaining regulatory approvals and many other conditions and contingencies."

Exchange National Bancshares, a multi-bank holding company headquartered in Jefferson City, Missouri, has total assets of $875 million and trades on the NASDAQ National Market under the symbol "EXJF". Exchange National Bancshares is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Windsor, Collins, Osceola and Springfield; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.



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